Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES DEPARTURE OF CFO LEE WYATT

CHARLOTTE, N.C. – August 23, 2005 – Sonic Automotive, Inc. (NYSE: SAH) announced today that its Executive Vice President, Chief Financial Officer and Treasurer, Mr. E. Lee Wyatt, Jr., will be leaving the Company effective September 6, 2005. Mr. Wyatt joined Sonic Automotive as Chief Financial Officer in April 2003. The Company is initiating a formal search for a successor CFO.

Mr. O. Bruton Smith, Chairman and CEO of Sonic Automotive, Inc., stated, “Lee Wyatt has contributed a great deal to Sonic Automotive during his tenure at our Company. He has developed a very capable financial team that will ensure continuity and an orderly transition as our Company searches for a new CFO. We are thankful for his contributions and wish him well in his future endeavors. Lee is leaving us in a strong position.”

Mr. Wyatt, who is leaving to assume a leadership role with another company, stated “I have received an offer that presents a unique opportunity that I am interested in pursuing. I have enjoyed my time at Sonic Automotive and am very appreciative of the opportunity that I’ve had to serve as the Company’s CFO. I’m proud of the progress that we’ve made at Sonic in the past two years with operating process improvements and standardization. The Company has a strong management team, a sound strategy and positive momentum going forward.”

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 185 franchises and 39 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

The information contained in this release contains certain forward-looking statements that anticipate future events or trends. There are many factors that affect management’s views about future events and trends of the company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005. The company does not undertake any obligation to update forward-looking information.

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